UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 22, 2012

Commission File Number:  00025940

Glowpoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	770312442
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
430 Mountain Avenue, Suite 301, Murray Hill, New Jersey 07974 (Address of principal executive offices)
973-855-3411 (Registrant’s telephone number) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)    On August 22, 2012, the Board of Directors of Glowpoint, Inc. (the “Company”) appointed Tolga Sakman, as the Company’s Chief Financial Officer and Senior Vice President, Corporate Development and Strategy, effective August 22, 2012 (the “Effective Date”).

    Mr. Sakman, 39, has served as the Company’s interim Chief Financial Officer since May 9, 2012, and as Senior Vice President, Corporate Development and Strategy for the Company since July 2011.  Prior to joining the Company, Mr. Sakman held a position with the TelePresence Technology Group of Cisco Systems, Inc. from April 2010 until June 2011, working on market development initiatives.  From 2005 until Cisco’s acquisition of Tandberg in 2010, Mr. Sakman was employed by Tandberg and held various roles in corporate development, business development and strategic marketing.  Mr. Sakman earned his MBA in Strategy and Entrepreneurial Finance from Penn State University, his M.Sc. in Engineering from the University of Cincinnati and his B.Sc. in Engineering from Orta Dogu Teknik Universitesi in Turkey.

There are no family relationships between Mr. Sakman and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On August 21, 2012, the Company entered into an employment agreement with Mr. Sakman (the “Employment Agreement”) in connection with his appointment as the Company’s Chief Financial Officer and Senior Vice President, Corporate Development and Strategy, effective as of the Effective Date. The initial term of the Employment Agreement expires on December 31, 2013 and is terminable at will by either party. Pursuant to the Employment Agreement, Mr. Sakman will receive an annual base salary of $220,000. In addition, on the Effective Date, the Company will issue to Mr. Sakman 50,000 shares of restricted common stock of the Company (the “Restricted Stock”). The Restricted Stock will vest on upon the earlier to occur of a Change in Control or Corporate Transaction, as each term is defined in the Plan, or the tenth anniversary of the date of grant. Mr. Sakman is also eligible for annual incentive compensation of up to 40% of his base salary at the discretion of the Compensation Committee of the Board of Directors of the Company based on meeting certain corporate and personal goals.

Upon a Qualifying Termination Event, as defined in the Employment Agreement, Mr. Sakman will be entitled to receive, subject to certain conditions, (i) severance payments equal to 6 months of his annual base salary; (ii) a pro-rated portion of his annual incentive compensation for the fiscal year in which the Qualifying Termination Event occurs; and (iii) payment of COBRA costs by the Company for 6 months. Notwithstanding the foregoing, upon a Change in Control or Corporate Transaction, as such terms are defined in the Plan, the severance payments representing a portion of his annual base salary will increase to payments equal to 12 months of his annual base salary and COBRA costs will be paid by the Company for 12 months.
The Employment Agreement contains standard ownership of works, confidentiality, non-compete and non-solicitation covenants.
The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits

The following exhibits are included with this report:

Exhibit No.	Description

10.1	Employment Agreement between Glowpoint, Inc. and Alp Tolga Sakman, dated as of August 22, 2012.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 27, 2012	GLOWPOINT, INC. /s/ Tolga Sakman
Tolga Sakman Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Employment Agreement between Glowpoint, Inc. and Alp Tolga Sakman, dated as of August 22, 2012.